STIFEL FINANCIAL CORP.
Form 8-K Dated May 5, 2005
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:
James M. Zemlyak
Chief Financial Officer
(314) 342-2228

For Immediate Release

Stifel Financial Corp.
Reports First Quarter Results
Diluted EPS of $.35 - Return on Average Equity of 13%
Quarterly Net Income of $4.4 Million

St. Louis, Missouri - May 5, 2005 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited quarterly net income of $4.4 million, or $0.35 per diluted share, on net revenues of $60.2 million for the quarter ended March 31, 2005, compared to a net income of $6.9 million, or $0.57 per diluted share, on record net revenues of $67.5 million for the comparable quarter of 2004. Net income for the three-month period ended March 31, 2004 included a $1.0 million tax benefit, or $0.08 per diluted share, resulting from the settlement of a state tax matter covering a number of tax years. Excluding the prior year tax adjustment, net income decreased 26% or $0.14 per diluted share. All prior period share and earnings per share amounts have been retroactively restated to reflect the four-for-three stock split distributed in September 2004. For the quarter ended March 31, 2005, the Company achieved pre-tax margin of 12% and a 13% return on average equity.

At March 31, 2005, the Company's equity was $132.9 million, resulting in book value per share of $13.59. During the first quarter of 2005, the Company repurchased 345,914 shares, under existing Board authorization, at an average cost of $20.62 per share.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "We are pleased with our performance in the quarter, despite the difficult market environment characterized by a flattening yield curve, concerns about energy prices, and declining equity markets. The Company achieved annualized return on average equity of 13% and pre-tax margins of 12%." Mr. Kruszewski continued, "The current market environment, while difficult for short-term financial performance, provides an excellent opportunity for Stifel Financial to continue to build its platform."

First Quarter Discussion

Net revenues for the quarter decreased 11% to $60.2 million from $67.5 million in the prior year first quarter, and decreased 6% from the fourth quarter of 2004. Commission and principal transaction revenues decreased 11% to $35.2 million from $39.5 million in the same period last year and decreased 2% from the fourth quarter of 2004. Investment banking revenues decreased 19% to $13.8 million in the first quarter of 2005 from $17.0 million in the prior year first quarter, and decreased 14% from the fourth quarter of 2004. Asset management and service fees increased 10% to $9.5 million from $8.6 million in the first quarter of 2004 and increased 6% from the fourth quarter of last year. Net interest increased 21% to $2.3 million from $1.9 million in the prior year first quarter, and was unchanged from the fourth quarter of 2004. Other revenues decreased $941,000 from $424,000 in the prior year first quarter, and decreased $1.5 million from the fourth quarter of 2004.

Total non-interest expenses in the 2005 first quarter were $52.9 million, down 8% from $57.7 million in the same period of 2004, and virtually unchanged from the fourth quarter of 2004. Employee compensation and benefits decreased 10% to $40.7 million from $45.1 million in the prior year first quarter and increased 7% from the fourth quarter of 2004. As a percentage of net revenues, compensation and benefits totaled 67.6% in the first quarter of 2005, 66.9% in the 2004 comparable quarter, and 59.2% in the fourth quarter of 2004. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation and benefits as a percentage of net revenues totaled 63.8% in the first quarter of 2005, 63.5% in the 2004 comparable quarter, and 55.7% in the fourth quarter of 2004. Excluding compensation and benefits, non-interest expenses decreased 2% from the prior year first quarter and decreased 17% from the fourth quarter of 2004.

Business Segment Results for the Three Months Ended March 31, 2005:

    Private Client Group ("PCG") net revenues for the first quarter of 2005 were $47.2 million, a decrease of 10% from the first quarter of 2004, and a 1% decrease from the fourth quarter of 2004. PCG recorded an operating contribution of $11.2 million, a 22% decrease from the first quarter of 2004, and a decrease of 3% from the 2004 fourth quarter.

    Equity Capital Markets ("ECM") recorded net revenues of $8.6 million, a 21% decrease from the same quarter last year and a 17% decrease from the fourth quarter of 2004. ECM operating contribution totaled $2.7 million, a 23% decrease from the first quarter of 2004 and a 32% decrease from the fourth quarter of 2004. The Company lead or co-managed 19 equity, debt, closed end funds, or trust preferred offerings during the first quarter 2005, compared to 22 in the same period one year earlier and 27 during the fourth quarter 2004.

    Fixed Income Capital Markets ("FICM") posted net revenues of $4.1 million, an increase of 5% from the prior year first quarter and a decrease of 17% from the previous quarter. During the 2005 first quarter, FICM recorded an operating contribution of $542,000, an increase of 54% from the prior year first quarter and a decrease of 63% from the previous quarter. The FICM senior or co-managed 27 offerings during the first quarter 2005 compared to 43 offerings in the same period one year earlier and 32 offerings during the fourth quarter 2004.

Conference Call Information

Stifel Financial Corp. will hold a conference call tomorrow, May 6, 2005, at 10:15 a.m. EST. This call will be Web cast and can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 89 locations in 17 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward Looking Statements

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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(Tables attached)

Stifel Financial Corp. Summary of Results of Operations (Unaudited) (In Thousands, Except Per Share Amounts)
	Three Months Ended						Percent Change From
	3/31/2005	% of Net Revenues	12/31/2004	% of Net Revenues	3/31/2004	% of Net Revenues	12/31/2004	3/31/2004
Revenues
Commissions	$ 24,197	40.2%	$ 24,582	38.2%	$ 27,034	40.1%	-2%	-10%
Investment banking	13,754	22.9%	15,939	24.8%	16,986	25.2%	-14%	-19%
Principal transactions	10,981	18.2%	11,478	17.9%	12,463	18.5%	-4%	-12%
Asset management and service fees	9,451	15.7%	8,921	13.9%	8,630	12.8%	6%	10%
Other	(517)	-0.9%	1,016	1.6%	424	0.6%	n/a	n/a
Total operating revenues	57,866	96.1%	61,936	96.4%	65,537	97.2%	-7%	-12%
Interest revenue	3,427	5.7%	3,430	5.3%	2,998	4.4%	0%	14%
Total revenues	61,293	101.8%	65,366	101.7%	68,535	101.6%	-6%	-11%
Less: Interest expense	1,105	1.8%	1,099	1.7%	1,085	1.6%	1%	2%
Net revenues	60,188	100.0%	64,267	100.0%	67,450	100.0%	-6%	-11%
Non-Interest Expenses
Employee compensation and benefits	40,689	67.6%	38,076	59.2%	45,124	66.9%	7%	-10%
Occupancy and equipment rental	5,505	9.1%	6,153	9.6%	4,973	7.4%	-11%	11%
Communication and office supplies	2,561	4.3%	2,697	4.2%	2,547	3.8%	-5%	1%
Commissions and floor brokerage	844	1.4%	966	1.5%	804	1.2%	-13%	5%
Other operating expenses	3,325	5.5%	4,917	7.7%	4,202	6.2%	-32%	-21%
Total non-interest expenses	52,924	87.9%	52,809	82.2%	57,650	85.5%	0%	-8%
Income before income taxes	7,264	12.1%	11,458	17.8%	9,800	14.5%	-37%	-26%
Provision for income taxes	2,906	4.8%	4,476	7.0%	2,926	4.3%	-35%	-1%
Net income	$ 4,358	7.3%	$ 6,982	10.9%	$ 6,874	10.2%	-38%	-37%
Per Share Information
	Three Months Ended					Percent Change From
	3/31/2005		12/31/2004	3/31/2004			12/31/2004	3/31/2004
Earnings Per Share:
Basic	$ 0.44			$ 0.72		$ 0.71	-39%	-39%
Diluted	$ 0.35			$ 0.56		$ 0.57	-38%	-39%
Number of Shares for Earnings Per Share Computations:
Basic shares	9,830			9,686		9,612	1%	2%
Diluted shares	12,415			12,396		12,021	0%	3%
All shares and earnings per share amounts reflect the four-for-three stock split distributed in September 2004.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp. Summary of Segment Data & Statistical Information (Unaudited) ($ In Thousands, Except Per Share Amounts)

Segment Data
	Three Months Ended			Percent Change From
Net Revenues	3/31/2005	12/31/2004	3/31/2004	12/31/2004	3/31/2004
Private client	$ 47,158	$ 47,501	$ 52,292	-1%	-10%
Equity capital markets	8,614	10,359	10,854	-17%	-21%
Fixed income capital markets	4,095	4,923	3,883	-17%	5%
Other	321	1,484	421	-78%	-24%
Total net revenues	$ 60,188	$ 64,267	$ 67,450	-6%	-11%

Operating Contribution
Private client	$ 11,188	$ 11,573	$ 14,338	-3%	-22%
Equity capital markets	2,730	4,016	3,567	-32%	-23%
Fixed income capital markets	542	1,468	353	-63%	54%
Other / unallocated overhead	(7,196)	(5,599)	(8,458)	n/a	n/a
Income before income taxes	$ 7,264	$ 11,458	$ 9,800	-37%	-26%
Statistical Information
	Three Months Ended			Percent Change From
	3/31/2005	12/31/2004	3/31/2004	12/31/2004	3/31/2004
Total Operating Revenues	$ 57,866	$ 61,936	$ 65,537	-7%	-12%
Net Operating Interest	3,098	3,107	2,689	0%	15%
Non-Interest Expenses (1)	50,119	50,394	55,162	-1%	-9%
Adjusted EBITDA (2)	10,845	14,649	13,064	-26%	-17%
Amortization and Depreciation	2,805	2,415	2,488	16%	13%
Interest on Long-Term Debt (3)	776	776	776	0%	0%
Income before income taxes	7,264	11,458	9,800	-37%	-26%
Provision for income taxes	2,906	4,476	2,926	-35%	-1%
Net income	$ 4,358	$ 6,982	$ 6,874	-38%	-37%
Earnings Per Share (4) :
Diluted	$ 0.35	$ 0.56	$ 0.57	-38%	-39%

Stockholders' Equity	$ 132,873	$ 131,312	$ 114,589	1%	16%
Book Value Per Share	$ 13.59	$ 13.53	$ 11.66	0%	17%
Total Assets	$ 436,479	$ 382,314	$ 430,125	14%	1%
Investment Executives	438	439	419	0%	5%
Full-Time Employees	1,163	1,173	1,135	-1%	2%
Locations	89	89	86	0%	2%
Total Client Assets	$ 20,207,000	$ 20,286,000	$ 21,096,000	0%	-4%

(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt is composed of 9% $34.5 million Debenture to Stifel Financial Capital Trust I, issued April 25, 2002.
(4) All earnings per share amounts reflect the four-for-three stock split distributed in September 2004.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.